Exhibitt 99.1

[PTSC] - Patriot Scientific Corp.
Fiscal 2009 Q2 Shareholder Conference Call
Tuesday, January 13, 2009

 Angela Hartley, Patriot Scientific, IR Liaison
 Rick Goerner, Patriot Scientific, President and CEO
 Cliff Flowers, Patriot Scientific, CFO
 Paul Bibeau, Patriot Scientific, VP of Business Development
 Renney Senn, Crossflo Systems, President

Analysts
 Bruce Inacente, Shareholder
 Richard West, Dutton Associates, Analyst
 Mike Josse, Private Investor
 Alice Smith, Private Investor
 John Weyrich, Private Investor
 Denise Visero, Private Investor
 Paul Thomas, Private Investor

Presentation

Operator:  Hello, and welcome to Patriot Scientific's Fiscal 2009 Second Quarter Shareholder Conference Call.

All participants will be in listen-only mode.  There will be an opportunity for you to ask questions at the end of today's presentation.  (OPERATOR INSTRUCTIONS)

Please note this conference is being recorded.

Now, I would like to turn the conference over to Ms. Angela Hartley, Patriot Scientific's Investor Relations Liaison.

Angela Hartley:  Welcome to Patriot Scientific's first quarterly shareholders' conference call, covering our second quarter of fiscal 2009 and certain strategic activities within the Company.

In a few moments, you will hear from and have an opportunity to ask questions of Rick Goerner, Patriot's President and Chief Executive Officer; Cliff Flowers, Patriot's Chief Financial Officer; Paul Bibeau, Patriot's Vice President of Business Development; and Renney Senn, President of Patriot's wholly owned subsidiary, Crossflo Systems.

A recording of this conference call will be available on the Patriot Scientific website under the Investors section.  The website is located at www.PTSC.com.

Due to constraints in a public company's ability to communicate with analysts and investors governed by the SEC rules on Fair Disclosure, Patriot Scientific will issue guidance in the form of a very limited business outlook on our expectations for the current year with respect to our wholly owned subsidiary, Crossflo Systems.

This business outlook reflects our expectations as of January 13, 2009 and is continually subject to reassessment due to changing market conditions and other factors and, therefore, must be considered only as management's present opinion, and actual results may be materially different.

However, management undertakes no obligation to update these or any forward-looking statements, whether as a result of new information, future events, or otherwise.  If an update to our business outlook is provided, the information will be in the form of a news release.  We wish to caution you that all of our statements, except the Company's past financial results, are just our opinions, predictions, and present expectations.  Actual future events or results may differ materially.

For a statement of risks, please refer to Patriot Scientific's report on Form 10-K for the fiscal year ended May 31, 2008, which was filed with the SEC on August 14, 2008, and Form 10-Q for the quarter ended November 30, 2008, which was filed with the SEC on January 9, 2009.

Information about Patriot Scientific filed with SEC is available free of charge at www.SEC.gov.

These reports identify important factors that could cause actual results to differ materially from our projections.

Now that we've completed the safe harbor statement, we can begin the conference.  Here's Rick Goerner.

Rick Goerner:  Thank you, Angela.

I'd like to thank you all for joining us this afternoon for the very first Patriot Scientific shareholder conference call.

Up to this point, I've relied on communicating with you on a regular basis through a monthly shareholder letter.  We will address the effectiveness of this type of call to determine if this is a clearer and more efficient way to communicate to our shareholders.  I hope that you will find this call a valuable source of information and a forum in which you can ask and hear back from management on topics that are of interest to shareholders in an effort to clarify your understanding of our Company activities.  We will do our best to answer your questions in a manner consistent with our internal company confidentiality and SEC disclosure guidelines.

I'd first like to start by thanking our shareholders for the support they've given us by their approval of key proposals confirmed at our shareholder meeting this past October.  Since I joined Patriot this past February, we have been directing an active acquisition strategy to transition the company from its dependence on IP licensing into an operating company focused on data sharing and secure data solutions for a connected world.  Approval of these proposals provides us additional tools to continue to execute our plans to sustain Patriot's future growth and profitability.

Patriot started off the second quarter closing the acquisition of Crossflo Systems.  The Crossflo acquisition is the foundation for the direction we are taking in secure data sharing.  The acquisition of Crossflo was based on our assessment of the long-term market and revenue potential it offers as a core technology to support urgent and important initiatives of the Department of Homeland Security and the healthcare industry.

The Department of Homeland Security and Justice has been charged with facilitating the sharing of information across the vast sources of data controlled by various government entities, such as local police, state police, the FBI, and other sources of intelligence.  We refer to it as connecting the dots.  While sounding straightforward, cultural, regulatory, policy, and technological issues have made this anything but simple in practice.  In fact, in the seven-plus years since 9/11, a substantial portion of the Department of Homeland Security's funds allocated for IT have not been spent due to these factors.  Recent launches of funded data sharing initiatives at federal, state, and local levels, such as national Fusion Centers, and the deployment of the Department of Justice's National Data Exchange, or N-DEx, program, indicate these obstacles are being overcome.

Crossflo's data exchange, CDX Middleware Solution, enables rapid and scalable connecting of disparate data sources across multiple platforms and domains, making it an essential technology to enable this to happen now.

Crossflo's involvement in the creation of federally mandated data sharing standards, such as the National Information Exchange Model, known more commonly as NIEM, has earned Crossflo the opportunity to command a leadership position in the new world of public sector data sharing.  We believe the formulation of these standards and the resolution of legal and policy issues have evolved sufficiently for meaningful revenue opportunities to begin to be realized.

Early deployments in the state of New Jersey, the San Diego and Los Angeles Port Authority, the Montana Health Information Exchange, and more recently, in a national Fusion Center in the Midwest are all important operational validations that create additional opportunities for the CDX solution in any local, state, or federal government agency.  We expect that these initial operating platforms will serve as reference designs for other Fusion Centers to be deployed across the United States.  These platforms could also prompt opportunities in the justice system, emergency services, immigration, customs, and other public sector agencies.

In addition to government opportunities, Crossflo has been very successful in setting up a foundation for data sharing in the healthcare sector, partnering with Hewlett Packard, or HP, a global player in the healthcare industry.  HP has already partnered with Crossflo to create a multi-hospital healthcare information exchange for the state of Montana.  In addition, HP has highlighted Crossflo's technology on its healthcare solution website and recently conducted a broadly attended Webinar featuring Crossflo and the newly acquired Iameter product line.

The incoming Obama administration has made it very clear that electronic medical record management, or EMR, is a key component to providing high-quality healthcare in the United States.  To make this goal successful, the ability to share EMR, radiology, pharmacy, and physician data is imperative.  The capability to analyze that data will not only improve quality but is aimed at reducing the cost of healthcare, as well.

As we all know, the spiraling cost of quality healthcare is a very real issue with the new administration and recently has caused, for the first time in history, the federal government to create significant financial incentives and penalties for hospitals based on demonstrated quality levels.

Crossflo and HP, along with the technology acquired by Crossflo in the acquisition of the Iameter product line, provide a proven solution for the assessment and management of quality, as well as the efficiency of medical care delivery.  These two segments of the Crossflo business, public sector and healthcare, form the foundation for our financial projections for Crossflo in 2009 and beyond.

Public sector market variables impacting these projections include unknowns such as changes in national priorities, budget allocation and timing, project award timing, length of contract negotiation, and timing of our participation in major contracts when a prime contractor is involved.

Additional variables affecting Crossflo's Fusion Center and law enforcement business specifically include such unpredictable factors as the rate of Fusion Center deployment across the nation and their integration with emergency operations centers, the success of engaging large systems integrators, and the growth of competition.

Healthcare sector market variables impacting our projections include the adoption rate of electronic medical records from hospital to physicians, the impact of yet-to-be-defined administrative policies on this adoption rate, the breadth of access to the global healthcare market through Hewlett Packard, impact of recently mandated hospital auditing and quality conformance requirements by Medicare, and availability of federal and state funding sources for technology.

At this early stage of Crossflo's public sector and healthcare data-sharing market development, little history exists, thus making reliable financial projections difficult.  By way of example, Crossflo's projects in the public sector can extend from a few tens of thousands of dollars for a small law enforcement agency linking to a larger system to multiple millions of dollars for national initiatives.

Similarly, in healthcare, opportunities range from the low tens of thousands of dollars per physician's office, as part of a local or regional integration effort, to multiple mullions of dollars for large hospital systems.  Statewide integration of both healthcare and public sector opportunities can range from multiple hundreds of thousands of dollars to multiple millions of dollars depending on a wide range of project-specific requirements.

We believe the potential for our target markets and channel partners will drive calendar year 2009 revenues for Crossflo to 3 to $6 million, reflecting Crossflo's currently limited customer base and the broad range of unpredictability in these two emerging markets.  Subsequent project wins with additional customers will allow us to provide you more visibility within the range as the year progresses.

With respect to the IP licensing activities, we remain positive about the strength of the MMP portfolio.  We continue to monitor the progress of the US PTO closely and patiently await a successful outcome.  Despite the ongoing reexamination process at the US PTO, the TPO group, our licensing partner, has demonstrated continued success with new licensees such as Bosch, Audiovox, Rockwell Automation, and others.

ASUSTeK, previously a participant in the Taiwanese P3 litigation, became our most recent licensee in December.

We're also pleased that Holocom, formerly SSBI, reported it nearly doubled its revenues compared with one year ago.  The Holocom management team has done an excellent job in expanding its channel partner relationships and customer base while maintaining tight cost control.  As a result, Holocom has been profitable for the past three consecutive quarters.

With respect to future M&A activity, we continue to develop our relationship with Imperial Capital regarding possible acquisition targets of publicly traded companies.  We believe that the current economic environment presents some attractive acquisition prospects.

The acquisition of a publicly traded company also presents the opportunity to pursue Patriot's listing on a broader stock exchange, such as NASDAQ.  Discussions with NASDAQ have confirmed our listing eligibility, with the exception being our current stock price.

Patriot's management and the Board are keenly sensitive to the concerns of the shareholders with respect to share price and the potential for a reverse split of Patriot shares.  There is no discussion underway to pursue a reverse split under the current market conditions.  I'd like to emphasize that we would not move in this direction until we feel confident that our developing prospective businesses will support and grow the resulting share price.

I'm also pleased to announce that we've just completed an update of our website to more accurately reflect the current strategic direction of the Company, and it will be online by the end of this week.  We anticipate additional efforts in the coming months to further evolve the Patriot website into an improved investor resource and the Crossflo website into an effective marketing and sales tool, as well.

We continue to expand our efforts to generate additional institutional investor interest, working closely with the Ibis Consulting Group.  Together with Ibis, we're moving forward to develop IR plans for 2009, including new potential investor meetings, follow-up meetings, and additional financial conference participation.  I've also confirmed plans to attend the FSX1 conference in early February in San Antonio.

In summary, Patriot has begun to transition to establish its future position in data sharing software, and we continue to evaluate opportunities to acquire complementary software project with specific emphasis in healthcare and public safety applications.  While the revenue generated by these projects and associated services is at an early stage, Patriot's plan is to invest in the expansion of the marketing and infrastructure of those companies and technologies to facilitate more rapid and synergistic growth.

With that, let me turn the call over to Cliff Flowers to provide you with a financial summary on the Company.

Cliff Flowers:  Thank you, Rick.

I'll briefly cover some of the highlights from the results of our operations for the second fiscal period ended November 30, 2008.

For the quarter, the Company's results included $1.9 million in revenues, compared to $0.9 million for the same quarter the prior year.  This growth was driven by strong numbers from Holocom and our first time incorporating revenues from Crossflo as a result of our acquisition of this business on September 1, 2008.

For the six-month period, revenues increased to $3.2 million, as compared to $1.5 million for the comparable prior-year period, again driven by strong Holocom numbers.

Earnings from our investment in affiliated companies, which primarily represents Phoenix Digital Solutions, or PDS, our joint venture with the TPL Group, who are co-owners of the MMP portfolio, or $0.1 million, as compared to $5.5 million for the year-earlier quarter.

The decrease in earnings from PDS is reflective of a particularly low level of licensing activity closed during the current fiscal quarter.  However, our share of earnings from affiliated companies increased to $6.7 million compared to $4.3 million for the same period in fiscal 2008, attributable to PDS's stronger year-over-year results for the full six-month period.

For the quarter, we incurred a net loss of $0.9 million compared to net income of $2.4 million in fiscal 2008, the decline attributable primarily to the previously stated reduction in MMP portfolio licensing activity.  Again, however, the period-over-period results for the six months showed improvement, with net income increasing to $2.3 million from $0.5 million in the prior fiscal year.

At November 30, the Company has on its balance sheet cash, cash equivalents, and marketable securities totaling $19.2 million.  The marketable securities include auction rate securities with a par value of $12.9 million, which we are carrying on our balance sheet at the reduced valuation of $11.5 million.  Because the auction rate securities are currently illiquid, at the end of each fiscal period, we obtain a report from a third party to assist us in ascribing appropriate carrying value to these instruments.  The reduction from full par valuation takes into consideration factors existing in the financial marketplace at November 30 that may have had an influence on the ultimate liquidity of these instruments.

However, as a positive development, I should mention that subsequent to the end of our fiscal quarter, during the first week of December, we received partial redemptions on our auction rate securities totaling $1.3 million.

Also pertinent to the subject of the auction rate investments, during the quarter, we initiated binding arbitration claims before the Financial Industry Regulatory Authority, also known as FINRA, against Deutsche Bank Securities and its affiliates based on the advisory services they provided to us, which resulted in our purchase of the now illiquid auction rate products.  At this time, we can disclose little more than our claims, which allege that Deutsche Bank engaged in negligence and nondisclosure in their rendering of services to us.  Deutsche Bank has not yet responded to these claims.

Lastly, during the quarter, we drew $3 million against a credit facility previously established by us, which is collateralized by the auction rate securities.  We did this as a precautionary measure to increase our liquidity position in these uncertain and turbulent times in the financial markets.  The credit facility currently allows us to borrow against 50% of the par value of the auction rate securities.

Currently, the majority of our liquid cash is invested in money market funds, investing in US federal government obligations, which we believe is an appropriately conservative measure at this time.

With that, I'll turn the call back to Rick.

Rick Goerner:  Thank you, Cliff.

At this point, we would like to entertain your questions.  To ensure that we involve as many participants as possible, each person will be limited to a single question and one follow-up question.  If you have additional question and time permits, you may re-enter the queue.  Please be brief when asking your questions, as I'm sure everyone who has questions would like the opportunity to participate.

Questions and Answers

Operator:  (OPERATOR INSTRUCTIONS)

Our first question comes from [Bruce Inacente], a shareholder.

Bruce Inacente:  Good afternoon, Mr. Goerner.  How are you?

Rick Goerner:  Fine, thank you.

Bruce Inacente:  I appreciate you taking my call, and I also appreciate the fact that you're having this conference call.  I think it's something good all the way down the line for the future, too.

My question is this.  If you go back to the last three years and the current quarter and take your relationship between the operating expenses -- and I'm talking about PDS right now -- you were running anywhere from 6% back in 2006 to 11% -- and I'm talking operating expense compared to licensing revenues -- 11% in 2007, 31% in 2008, and then this last quarter, 77%.  Could you please explain to us what makes up the operating expenses and why they're getting so high as a percent to total revenue?

Cliff Flowers:  The most significant portion of PDS's operating expenses -- this is Cliff Flowers, by the way --

Bruce Inacente:  Yes, sir.

Cliff Flowers:  -- is the legal expenses incurred by them, and there isn't necessarily a direct correlation to revenues within a given quarter and the legal expenses incurred by them.  To the extent they're able to secure new licensees and new licensee revenues without incurring legal costs, certainly, that presents an opportunity for a more productive relationship between revenues and expenses.

Right now, we know that we're involved in litigation against a group referred to as a T3, and so it wouldn't be unusual for there to be sort of a disproportionate relationship between the expenses and the revenue numbers pending an outcome of this matter.

Bruce Inacente:  So we can assume that since the majority of the legal expenses would make up that operating expense, that the legal expenses are not based on a percent of -- just based on a percent of total revenue coming in based on licensing; it's also that plus whatever hourly costs they incur for representation, too?

Cliff Flowers:  These are primarily third-party legal expenses, and I believe that's what you were getting at, so I will confirm that's true.

And so just to reiterate, when TPL is engaged and is able to engage new prospective licensees without the encumbrance of incurring legal cost, they can do so in a very productive and efficient way, but you'll see that change from peer to peer based on the level of engagement they have in ongoing litigation.

Bruce Inacente:  And I will definitely get out of the way so other people can ask questions.  The follow-up to that is in this quarter, not only do we have the 77% operating expenses out of the licensing revenues; we also had the additional $571,000 for TPL with another 429 coming down the line before the end of the fiscal year.  Can you in some way explain to us what this $1 million is for this certain service they perform?

Rick Goerner:  Certainly.  The PDS management committee approved a temporary modification to the commercialization agreement to increase the TPL cost allocation by 3%, and it represents reimbursement for certain expenses incurred by them in connection with their activities related to possible amendments of US patent laws.  So PDS views these activities as beneficial to the MMP portfolio, and that's why we're participating and supporting this effort.

Bruce Inacente:  Is that $1 million the total cost they incur?

Cliff Flowers:  It's the total cost that is authorized to be incurred by PDS, which we share a portion of, roughly 50% of that.

Bruce Inacente:  But it still doesn't get -- but that additional money does not go into the operating expense line?  You're saying it's above and beyond that?

Cliff Flowers:  It is.  It is to fund TPL, our joint venture partner.  So the joint venture, PDS, which has representatives of both us and our partner, agreed to allow that joint venture to provide up to $1 million to our other party for these activities, of which because we share in the expenses of this entity, would be, in effect, half borne by us, half borne by Patriot.

Bruce Inacente:  Maybe I’m not phrasing my question correctly.  I apologize.  I guess what I was saying is in the 77%, in your BGP, when you work it up, is that $1 million in the operating expense number already, or is it above that [inaudible]?

Cliff Flowers:  Only to the extent we've funded a portion of it, which I believe we disclosed is 500-something -- in excess of $500,000 at this point.  So that answer is not all $1 million, but about 500 -- is it 565,000, something like that.

Bruce Inacente:  571.

Cliff Flowers:  571, yes.

Bruce Inacente:  So that's in the 77% already when you do your BGP on just PDS for the current quarter?

Cliff Flowers:  That would be correct.

Bruce Inacente:  Okay.  And I will gladly -- I could have eight more questions, but I'll gladly step aside and let somebody else take -- have their chance.  Thank you.

Cliff Flowers:  All right.  Thank you very much.

Rick Goerner:  You could get back in the queue in the event we have time.

Bruce Inacente:  Thank you, sir.

Operator:  (OPERATOR INSTRUCTIONS)

Our next question comes from Richard West of Dutton Associates.

Richard West:  Good afternoon.

Rick Goerner:  Hey, Richard.  How are you?

Richard West:  I'm doing fine, thank you.  This question has three parts to it for the future use of your capital.  One, do you see your -- since PDS working capital is below $3.5 million, do you think you'll be required to fund future capital to PDS?  And will you also be funding Crossflo because they're still operating negative on their statements?

Rick Goerner:  Do you want to take the first one on PDS?

Cliff Flowers:  Hey, Richard.  It's Cliff Flowers.

Richard West:  Hi, Cliff.

Cliff Flowers:  We don't have any current plans to fund the working capital at PDS.  At this point last year, where you referred to the working capital position being about $3.5 million now, this time last year was actually a negative $1 million.  So we don't have any current expectations to have to fund working capital at PDS.

Richard West:  Okay.

Rick Goerner:  And these are not historically low levels of cash for the PDS operation either, so at this point, the anticipation is not that there will be cash required for it.

Relative to Crossflo, we anticipate, at least in the first half of the year, the requirements to fund the developments.  The extent of Crossflo's activities -- we're going through our plan process now for 2009 to determine where there may be strategic investments beyond the existing run rate that we believe in the long run would help develop a faster revenue run rate for the company and to support the development of some of the other initiatives at Iameter and in conjunction with Hewlett Packard's healthcare activity, for an example.

So, yes, we will be funding activities at Crossflo in the first half of the year.  Yet to be determined is the extent of that cash investment beyond the current run rate of the group.

Richard West:  Okay.  And then I want clarification.  3 to 6 million for Crossflo for 2009, is that the calendar year?

Rick Goerner:  That's the calendar year.

Richard West:  Okay, thank you.

Rick Goerner:  Thanks, Richard.

Operator:  (OPERATOR INSTRUCTIONS)

Our next question comes from [Mike Jesse], a private investor.

Rick Goerner:  Mike, are you there?

Operator:  It looks like his line just disconnected.

(OPERATOR INSTRUCTIONS)

Our next question comes from Bruce Inacente, a shareholder.

Bruce Inacente:  Okay, I got back in the queue again [inaudible] again.

Rick Goerner:  Welcome back.  This is like being at an amusement park.  You keep running around to get in line.

Bruce Inacente:  That's okay.  That's okay.  I think the more people get used to this, the more you'll have more people calling and asking questions.  It's just a new thing, and they'll get -- more people will get involved the more you have them, in my opinion.

My question is this.  Since you brought up the subject of the reverse split possibility, and I know you have certain targets and certain -- for the company to be in a positive mode before you think of doing something like that, and I understand that, what I was wondering is do you plan or have you thought of when the next shareholder proxy comes out next October to ask us for a vote to go ahead with that reverse split at varying different ratios before you even take advantage of it so at least you have that in your hands so you can act on it when the time does come?

Rick Goerner:  I believe in any contemplation of that action we would be going to the shareholders.

Bruce Inacente:  Okay, I appreciate it.  Thank you.

Rick Goerner:  Certainly.  I was going to say you could ask another question if you like.  You mentioned you had several, so--.

Bruce Inacente:  Well, to be honest with you, the other question I had was I guess the $3 million that you had to borrow against the [ARS] this last quarter is, what, about 50% of its value that you're allowed to borrow against?

Rick Goerner:  Well, the facility allows --

Bruce Inacente:  [Inaudible].

Rick Goerner:  So that represents probably about a half of what we're able to borrow against, correct.

Bruce Inacente:  Okay, so that's correct.  And I know that you need the cash to keep above, to keep things going, especially when you bring on the Crossflo employees because there's payroll you've got to meet there and things like that.  I was wondering, do you foresee yourself having to take the whole $6.5 million out of borrowings, or do you foresee this as a revenue flow that we don't have to go do that again?

Cliff Flowers:  We don't have any plan to borrow additional amounts at this point.  We took that money not for any particular purpose, but as I mentioned, to just make sure that really, as unprecedented as these times are, to have the cash in hand.  A lot of factors could affect what we might do or might not do in the future, including our other sources of cash that normally flow into the business, additional redemptions on the auction rate products themselves.  So there's a lot of factors there, but I can just say at this particular time, we don't have any intent to make additional borrowings.

Bruce Inacente:  Which really means you have total cash in hand right at this point, cash, a little over $7 million, correct?

Cliff Flowers:  Correct.

Bruce Inacente:  Okay.

Rick Goerner:  So this -- just to emphasize that point, this was a strategy to take advantage of the facility to borrow against the [ARS] and with all of the turbulence in the financial markets, we wanted to ensure that if we needed access, that at a future date, the facility wasn't blocked or didn't become available to us.

Bruce Inacente:  Well, what I was leading up to is because there's $7 million, which is usually not -- and you had to borrow to get to the $7 million, it's normally not as much money that we've had in the last, let's say, four to six quarters.  Is it proper to assume that because -- and, of course, the way the world is right now and the market, you know, cash is king, that you would try to hold on to as much of that cash as you could and really not put a lot into the buyback program right now -- stock repurchase program?

Cliff Flowers:  If your question is how we might expend future monies in stock buyback activity, you'll see we disclosed that we made purchases through early December and haven't since.  In some respects, the share price seemed to have stabilized, so that was a good sign.

There's a lot of factors that go into whether or not we continue the buyback program -- our excess or perceived excess cash position, our expectations of how that position might look in the near future based on expected inflows and expected uses of that cash, the opportunity to take shares off the market at an attractive price, and even ultimately maybe make a significant reduction in the shares outstanding.

I can say, though, that we have to consider all those factors, and sometimes there's contradictory objectives that where we might like to support the stock price, maybe we would hesitate and pause, giving consideration to our liquidity at that particular point in time.

Bruce Inacente:  That's what I was assuming.

Cliff Flowers:  Yeah, so we haven't -- as you can read from the Q, we haven't made purchases in the most recent several weeks, and I suspect that we just look at this very opportunistically every time we reenter the market.

Bruce Inacente:  Another question I have is could you please explain to us what happened with NuPOWER?  If I’m reading correctly, in the [Cullen Report], you've ended that relationship or have decided not to go on with it after more due diligence or whatever, but I'll let you explain it, please.

Rick Goerner:  Yes.  The NuPOWER relationship that was entered into this past June has not been terminated.  We actually entered into a validation phase agreement with NuPOWER Semi.   We've had several customer discussions, and I think we made it clear at the time of the activity that this was more forward-enabling than infringement type of IP or process.  And so the evaluation of the technology for utilization by customers on a go-forward basis is, frankly, taking longer than we assumed.  We've extended the validation phase agreement with NuPOWER and are still actively working with customers on potential applications for the technology going forward.

To Patriot, this has been a very low-level financial engagement.  We basically have a revenue share on licensing going forward and a small investment in the pursuit of the patents that the company had filed for, with Patriot actually being now named as a co-assignee for the patent portfolio.

Bruce Inacente:  I'm going to make a quick statement and say what was written in the Cullen Report is incorrect then, number one, and number two, the relationship that we have with NuPOWER is more like a joint venture rather than an acquisition, correct?

Rick Goerner:  Correct.  It was access rights to license to customers.  It was not an acquisition of the company nor the technology, although in the small amount of support that's been put into patent administration, Patriot will be named as a co-assignee of the patent.

Bruce Inacente:  But we are not an owner of any percent of the company, though, correct?

Rick Goerner:  No.

Bruce Inacente:  They're not affiliated company like one of the other ones?

Rick Goerner:  No affiliation, no expense exposure, no legal engagement other than we have the rights to license the technology.

Bruce Inacente:  Okay.  Then I will take -- I will not [stake] for what Cullen said and go by what you said.  Obviously, it's more update and more factual of the situation.

Rick Goerner:  Okay, and we'll review that and make that correction if that's incorrect in the --

Bruce Inacente:  That would be great.  I'd appreciate that.

Rick Goerner:  Thanks.

Bruce Inacente:  Once again, thank you very much.  I appreciate the time.

Rick Goerner:  Thank you.

Operator:  Our next question comes from [Alice Smith], a private investor.

Alice Smith:  Hi.  I just wanted to say thank you for the Crossflo situation.  It's very exciting to me.

I also wanted to ask you what the FSX1 is, why are you going there, and also, what's going on with ABIT?  Thanks.

Rick Goerner:  Okay, so the first question relative to FSX1, FSX1 is a series of micro cap conferences that are presented regionally across the United States, and they were originally recommended by Ibis when we first signed them on as our IR firm.  And I attended a conference in Florida in the December timeframe, I believe, and from that came a number of new interested investors, as well as some network opportunities that we've had the chance to look at for both strategic partnering, as well as acquisition candidates.

So in looking at the 2009 plan, we believe that that venue could be a good one, and we've just confirmed participation in a second conference that will be held -- I believe it's February 4th through the 7th in San Antonio, Texas.

Alice Smith:  Thank you.

Rick Goerner:  Now, regarding the ABIT, ABIT is not, as well, an acquisition, although we made an investment of about 37% of their preferred in the last round, and we have a board seat, so we're privy to the activities within the Company.  And at this point, they are focused on carrier qualification.  So those are the basic telephone operators that provide video service and phone service to individual subscribers.

The Company has, within the last two weeks, booked its first commercial engagement with an Asian carrier, which is a revenue-sharing arrangement, and we believe it will be a launch pin for the company in other Asia carriers.

There are three additional Asian carrier trials underway, and as a result of first trips to Europe that were taken in Q4 of last year, they've been asked to engage three European carriers in trials by the end of January.

So at this point, they're early-stage revenue.  The technology appears to be stable and very solid competitively, and within the last two weeks, they've booked their first initial commercial engagement.

Alice Smith:  Okay.  Thank you very much.

Rick Goerner:  Thank you.

Operator:  Our next question comes from [John Weyrich], a private investor.

John Weyrich:  Yes, I was curious if you could tell me what the status is now on the 584 patent.  Since we've gotten the review done and it seemed like one of the items was essentially rescinded from the patent, does the patent still have meat, or is there anything further that's going to be taking shape on it?

Rick Goerner:  Well, our understanding of the 584 action that was taken had to do with a portion of the claims.

John Weyrich:  Right.

Rick Goerner:  And it was not a final disposition.  We do believe that the portfolio is still fundamentally solid and that the reexamination process will fare well for Patriot relative to the entire portfolio.  But relative to the specific finalization of the 584, it is our understanding that that is not a final opinion yet.

John Weyrich:  Well, okay.  I'd tell you when the -- what statement came from PTO, I thought it was final, but you're saying that that's not, that's still pending?

Rick Goerner:  It was still pending.  I think the comment that was made at the shareholder letter was relative to [inaudible] 29 specifically --

John Weyrich:  Right.

Rick Goerner:  -- and relative to ARMs specifically, and so that was a bit out of context.

John Weyrich:  A follow-up would really be the other two items that seemed like PTO has had for quite some time.  Is there any sort of a timeframe that you're anticipating, like, let's say, this quarter or next quarter?  I mean it seems like we should be seeing something about this timeframe if it's consistent to, let's say, the responses that we were seeing on the 584.

Rick Goerner:  So when you say the other two issues, meaning --

John Weyrich:  The other two patents.

Rick Goerner:  We have no comment on the activity at the patent office.  I've tried to make it clear that this is a fairly complicated and time-consuming process that we have no ability to influence, and it's impossible to predict.  I've had shareholders, since I've walked in the door a year ago February, tell me that one of the claims was going to be popping out within the next week, and it's a year later.

John Weyrich:  Yeah.

Rick Goerner:  So we have no comment nor ability to project the PTO activity.

John Weyrich:  Can I ask one other question?

Rick Goerner:  Sure.

John Weyrich:  I just read something today that Massachusetts has developed a plan to fully computerize their records, and I'm wondering if Crossflo is pursuing that opportunity at all at this point.

Rick Goerner:  I'm going to -- I'll turn that over to Renney.

Renney Senn:  There are a great many initiatives that are getting off the ground, Massachusetts being one of them.  However, the area that it's working in is not specifically directed at the function that we can provide.

And in terms of computerizing records, the issue of computerizing records may well involve the purchase of computers and software as a network or software systems and network capabilities, but it does not necessarily mean and, in fact, if it's a wholesale acquisition or a refurbishment, it might not require what we can bring to the table, which is really allowing existing systems with disparate databases to be able to share information.  We are not pursuing that, but believe me, there are a lot of opportunities that we are pursuing that are strictly germane to what we do.

John Weyrich:  Okay.  Will there be any announcements over the next couple of months in regard to some of these bigger programs that you're participating in or you're pursuing on a bid basis?

Renney Senn:  As we are permitted to say something.  The unfortunate part with public entities is that they are very PR-shy, and as soon as we are able to obtain clearance from them to make announcements of wins and the engagement of us to perform service for them, we will most certainly be doing that.  It's very important to get that word out to whatever extent we are able.

John Weyrich:  Okay.

Renney Senn:  So just to make that point a little -- in my November shareholder letter, we announced that we had engaged this second Fusion Center activity and expected to identify that shortly.  And I know that Angela's seen several questions about how long is shortly.  And this is an example where Crossflo's technology is embedded in a prime contract of a large systems integrator.  We have a draft of the release that we want to make in their shop for nearly two months, and we expected we would have it in December, and we thought we'd have it right after the holiday break, and you saw in today's script that we still refer to it as a Midwest Fusion Center.  And so it's -- I think it's just an evil of the environment that we operate in, and I think one of the things we need to be sensitive to is not being as optimistic in some of these environments as we would be in a normal commission -- commercial environment.

John Weyrich:  Okay.

Renney Senn:  But there's a case where I did make a commitment to the shareholders to provide the visibility of that Fusion Center in my November shareholder letter, and fortunately, said shortly, but shortly is now more than eight weeks.  So we haven't been able to finalize the disclosure there.

John Weyrich:  Well, I will say that I believe all shareholders appreciate getting the information on something that's pending like that or at least the information that something is pending.  Even if it takes a little bit longer, it makes you feel very good that things are definitely happening on the horizon.

Renney Senn:  Yes, and we'll do our best within the limitations we have.  I think in some cases, we can acknowledge an opportunity in sort of descriptive terms but relative to the specific state/city municipality or whatever that will require a different level of approval.

John Weyrich:  Okay, well, thank you very much for your time.

Renney Senn:  Thank you.

Operator:  Our next question comes from [Denise Visero], a private investor.

Denise Visero:  Hi there.

Rick Goerner:  Hello.  How are you?

Denise Visero:  Good.  I was just wondering if you have any expectations as far as the pace of licensing activities on the MMP portfolio going forward?

Rick Goerner:  Unfortunately, we're unable to provide any forward visibility on the MMP activities, and I tried to cover that in several of the shareholder letters and time to time do put an activity update out on MMP, but at this point, we have no forward guidance to provide on the portfolio licensing effort.

Denise Visero:  Okay.  Thanks.

Rick Goerner:  Thank you.

Operator:  Our next question comes from [Paul Thomas], a private investor.

Paul Thomas:  Hello?

Rick Goerner:  Hello.

Paul Thomas:  Yes, I just wanted to take a quick moment and just really applaud the call because I understand with the constraints of disclosure, there's a lot of things that are happening, hopefully, and going on, but I just appreciate the transparency of the call, and I think this means a lot to the investors that I correspond with that we're really able to ask questions that linger and have clouds about them, and you've just cleared up an awful lot of stuff, and I just hope you just keep it up.  I just wanted to thank you very much for your efforts, and I think you have some strong stockholders behind you.

Rick Goerner:  Well, we appreciate it, and it's been one of the objectives of our group to provide a regular mechanism for communication and to try and clarify points that are not well understood by our shareholders.

Paul Thomas:  Right, I appreciate it.  I think it helps a lot of questions and keeps the dots out of the picture.

Rick Goerner:  Thank you.

Paul Thomas:  Thanks.  Thank you very much.

Operator:  At this time, we show no further questions.  I would like to turn the conference over to Mr. Goerner for any closing remarks.

Rick Goerner:  Well, thank you for joining us today for our first shareholder conference call.  I hope you've found it both informative and helpful in better understanding our strategy and the current state of affairs at Patriot.  It's our intent to emerge as a market leader in data sharing technology, and we see tremendous opportunities in the markets we've chosen to pursue.

Thank you again for participating in this call, and I look forward to any constructive feedback on making these calls more productive in the future.  Thank you.